EXHIBIT 99.1
Emclaire Financial Corp Reports Record Quarterly Earnings
EMLENTON, Pa., October 20, 2017 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.7 million, or $0.77 per diluted share, for the three months ended September 30, 2017, an increase of $649,000, or 61.3%, from $1.1 million, or $0.49 per diluted share, reported for the same period in 2016. Net income for the nine-month period ended September 30, 2017 was $3.7 million, or $1.69 per diluted share, an increase of $914,000, or 32.8%, from $2.8 million, or $1.29 per diluted share, for the same period in 2016.
The increase in net income for both periods was due in part to a $1.3 million bargain purchase gain recorded during the third quarter of 2017 related to the acquisition of Northern Hancock Bank and Trust Co. (NHBT) in Newell, West Virginia on September 30, 2017. This gain resulted as the fair value of the assets acquired less the liabilities assumed exceeded the purchase price. Partially offsetting this gain, acquisition costs totaled $963,000 and $1.1 million, respectively, for the current quarter and year-to-date periods. In connection with this transaction, the Corporation added approximately $18.5 million in loans and $19.7 million in deposits.
Also positively impacting net income for both periods was growth in loans outstanding, which led to increases in net interest income of 10.6% and 11.7% for the current quarter and year-to-date period, respectively. Partially offsetting this increase were increases in noninterest expense, the provision for loan losses and the provision for income taxes. The Corporation realized an annualized return on average assets of 0.91% and an annualized return on average equity of 11.80% for the quarter ended September 30, 2017, compared to 0.60% and 7.64%, respectively, for the same period in 2016.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the core operating results and considerable balance sheet growth experienced during the first nine months of 2017 and the successful acquisition of NHBT in September 2017. We continue to realize significant loan production and deposit growth across our franchise including our newer offices in Allegheny County and we look forward to serving the Hancock County, West Virginia market. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
OPERATING RESULTS OVERVIEW
Net income increased $649,000, or 61.3%, to $1.7 million or $0.77 per diluted share for the three months ended September 30, 2017, compared to $1.1 million or $0.49 per diluted share for the same period in 2016. The increase resulted from increases in noninterest income and net interest income of $1.3 million and $532,000, respectively, partially offset by increases in noninterest expense, the provision for loan losses and the provision for income taxes of $948,000, $102,000 and $95,000, respectively.
Noninterest income increased $1.3 million to $2.3 million for the three months ended September 30, 2017 from $1.0 million for the same period in 2016.  During the quarter ended September 30, 2017, the Corporation recorded a $1.3 million bargain purchase gain related to the acquisition of NHBT. Partially offsetting this gain, the Corporation realized gains on the sale of loans of $46,000 during the quarter ended September 30, 2017, compared to gains of $121,000 during the same period in 2016.
Net interest income increased $532,000, or 10.6%, to $5.5 million for the three months ended September 30, 2017 from $5.0 million for the same period in 2016.  The increase in net interest income resulted from an increase in interest income of $589,000, or 9.7%, primarily due to a $50.4 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $57,000, or 5.2%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $37.0 million and $4.0 million, respectively.  Driving the increases in the Corporation’s interest-earning assets and interest-bearing liabilities was the acquisition of United-American Savings Bank (UASB) in April 2016 coupled with strong loan production in late 2016 and through the first nine months of 2017.
Noninterest expense increased $948,000, or 21.1%, to $5.4 million for the quarter ended September 30, 2017 from $4.5 million for the same period in 2016.  The increase was due to $963,000 of expenses related to the acquisition of NHBT including contract termination fees, data conversion costs, professional fees for legal and accounting services and severance costs.
The provision for loan losses increased $102,000, or 60.7%, to $270,000 for the three months ended September 30, 2017 from $168,000 for the same period in 2016 due to general increases in the Corporation's loan portfolio. Asset quality continues to be strong as the Corporation's nonperforming loans to total loans was 0.54% at September 30, 2017 compared to 0.52% at December 31, 2016 while criticized and classified loans to total loans was 2.61% at September 30, 2017 compared to 2.46% at December 31, 2016.
The provision for income taxes increased $95,000 or 32.0%, to $392,000 for the three months ended September 30, 2017 from $297,000 for the same period in 2016.  This related to an increase in the Corporation's taxable income, partially offset by a decrease in the Corporation’s effective tax rate to 18.7% for the third quarter of 2017 from 21.9% for the same period in 2016.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW
Net income increased $914,000, or 32.8%, to $3.7 million or $1.69 per diluted share for the nine months ended September 30, 2017, compared to $2.8 million or $1.29 per diluted share for the same period in 2016. The increase resulted from increases in net interest income and noninterest income of $1.7 million and $1.3 million, respectively, partially offset by increases in noninterest expense, the provision for loan losses and the provision for income taxes of $1.8 million, $163,000 and $98,000, respectively.
Net interest income increased $1.7 million, or 11.7%, to $16.1 million for the nine months ended September 30, 2017 from $14.4 million for the same period in 2016. The increase in net interest income resulted from an increase in interest income of $2.0 million, or 11.4%, as the Corporation experienced a $71.1 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $292,000, or 9.9%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $48.3 million and $5.0 million, respectively. The increases in the Corporation's interest-earning assets and interest-bearing liabilities primarily related to the aforementioned acquisition of UASB in April 2016 and strong loan and deposit production across the Bank's franchise.
Noninterest income increased $1.3 million, or 46.2%, to $4.0 million for the nine month period ended September 30, 2017 from $2.7 million for the same period in 2016. During the nine months ended September 30, 2017, the Corporation recorded the aforementioned $1.3 million bargain purchase gain related to the acquisition of NHBT. During the same period, the Corporation also recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. On April 28, 2017, the Louisiana Office of Financial Institutions closed First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Partially offsetting this impairment charge, the Corporation realized securities gains of $350,000 during the nine months ended September 30, 2017, compared to $83,000 during the same period in 2016. Additionally, gains on the sale of loans totaled $176,000 for the nine months ended September 30, 2017 compared to $121,000 during the same period in 2016 and customer service fees increased $126,000 as overdraft charges for the first nine months of 2017 outpaced the same period last year.
The provision for loan losses increased $163,000, or 34.7%, to $633,000 for the nine months ended September 30, 2017 from $470,000 for the same period in 2016 due to general increases in the Corporation's loan portfolio.
Noninterest expense increased $1.8 million, or 13.6%, to $14.7 million for the nine months ended September 30, 2017 from $13.0 million for the same period in 2016.  The increase related to increases in acquisition costs, compensation and benefits, other noninterest expense, premises and equipment, professional fees, federal deposit insurance and intangible asset amortization of $668,000, $473,000, $469,000, $93,000, $30,000, $20,000 and $12,000, respectively. During the nine months ended September 30, 2017, the Corporation realized costs of $1.1 million related to the acquisition of NHBT, compared to $401,000 of costs related to the acquisition of UASB during the same period in 2016. Increases in other expense items were primarily related to the operation of two new full-service banking offices as well as normal salary and benefit increases.
The provision for income taxes increased $98,000 or 11.1%, to $978,000 for the nine months ended September 30, 2017 from $880,000 for the same period in 2016.  This related to an increase in the Corporation's taxable income, partially offset by a decrease in the Corporation’s effective tax rate to 20.9% for the nine months ended September 30, 2017 from 24.0% for the same period in 2016.
CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $81.8 million, or 11.8%, to $773.9 million at September 30, 2017 from $692.1 million at December 31, 2016.  Asset growth was driven by increases in net loans receivable and cash and equivalents of $59.3 million and $22.7 million, respectively. Liabilities increased $76.1 million, or 11.9%, to $714.2 million at September 30, 2017 from $638.1 million at December 31, 2016 due to an increase in customer deposits of $77.6 million. The Corporation added approximately $18.5 million in loans and $19.7 million in deposits through the acquisition of NHBT.
Asset quality remained stable as total nonperforming assets were $4.2 million, or 0.54% of total assets at September 30, 2017 compared to $3.6 million, or 0.52% of total assets at December 31, 2016.
Stockholders’ equity increased $5.7 million, or 10.5%, to $59.8 million at September 30, 2017 from $54.1 million at December 31, 2016 primarily due to proceeds from the exercise of stock options of $1.4 million, $1.7 million of common stock issued in connection with the acquisition of NHBT and net income of $3.7 million for the nine month period, offset by common stock dividends paid of $1.8 million. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.7% of total assets.  Tangible book value per common share was $21.60 at September 30, 2017, compared to $20.08 at December 31, 2016.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 18 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2017	2016	2017	2016
Interest income	$6,683	$6,094	$19,289	$17,319
Interest expense	1,146	1,089	3,230	2,938
Net interest income	5,537	5,005	16,059	14,381
Provision for loan losses	270	168	633	470
Noninterest income	2,274	1,012	3,996	2,734
Noninterest expense	5,442	4,494	14,740	12,975
Income before provision for income taxes	2,099	1,355	4,682	3,670
Provision for income taxes	392	297	978	880
Net income	$1,707	$1,058	$3,704	$2,790

Basic earnings per common share	$0.77	$0.49	$1.70	$1.30
Diluted earnings per common share	$0.77	$0.49	$1.69	$1.29
Dividends per common share	$0.27	$0.26	$0.81	$0.78
Return on average assets (1)	0.91%	0.60%	0.69%	0.57%
Return on average equity (1)	11.80%	7.64%	8.87%	6.87%
Yield on average interest-earning assets	3.88%	3.82%	3.92%	3.86%
Cost of average interest-bearing liabilities	0.83%	0.85%	0.82%	0.83%
Cost of funds	0.67%	0.68%	0.66%	0.66%
Net interest margin	3.23%	3.15%	3.28%	3.22%
Efficiency ratio	67.76%	71.92%	72.42%	73.26%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2017 and 2016.

CONSOLIDATED BALANCE SHEET DATA:			As of	As of
			9/30/2017	12/31/2016
Total assets			$773,940	$692,135
Cash and equivalents			40,256	17,568
Securities			101,301	101,560
Loans, net			574,736	515,435
Deposits			662,552	584,940
Borrowed funds			41,250	44,000
Stockholders' equity			59,753	54,073
Book value per common share			$26.39	$25.12
Tangible book value per common share			$21.60	$20.08
Net loans to deposits			86.75%	88.13%
Allowance for loan losses to total loans			1.02%	1.06%
Nonperforming assets to total assets			0.54%	0.52%
Stockholders' equity to total assets			7.72%	7.81%
Shares of common stock outstanding			2,264,389	2,152,358